Exhibit 99.1

Worldspan Reports First Quarter 2005 Results

First Quarter

Revenue	$260.6 million

Operating Profit	$35.0 million

ATLANTA, May 13, 2005—Worldspan, L.P. today reported financial results for the first quarter ended March 31, 2005.  The Company reported revenues of $260.6 million, up 5% from the first quarter of 2004.  Operating profit was $35.0 million, an increase of 28% over the $27.4 million of a year ago.  For the quarter, the Company incurred a net loss of $34.1 million versus a profit of $16.2 million in the year earlier period.  The loss resulted from a non-recurring charge of $55.6 million for the extinguishment of prior debt associated with the Company’s refinancing in the first quarter.  Excluding this charge, net income would have been $21.5 million for a $5.4 million or 33% increase over the first quarter of 2004.

“We are pleased with the continued trend of quarter over quarter improvements in our operating results,” said Rakesh Gangwal, chairman, president and chief executive officer for Worldspan.  “The first quarter results reflect the growth in our e-commerce business, aggressive cost management and the refinancing of the Company’s debt structure.”

FINANCIAL HIGHLIGHTS

First Quarter 2005

Revenue:  First quarter revenue was $260.6 million, an increase of $12.1 million or 5%, from revenue of $248.5 million in the first quarter of 2004.  Electronic travel distribution revenue increased $9.4 million or 4% primarily as a result of 13% growth in online transactions.  IT Services revenue increased by $2.6 million or 16% compared to the first quarter of 2004 primarily as a result of growth in subscription-based services, such as our Rapid Reprice(sm) product.

Operating Profit:  First quarter 2005 operating profit was $35.0 million, an improvement of $7.6 million or 28% compared to an operating profit of $27.4 million in the first quarter of 2004.  This improvement reflects increased revenue, lower employee costs, lower communication and technology expenses and lower rental expenses, partially offset by higher inducements to travel agencies.

Net Loss:  First quarter net loss was $34.1 million compared to net income of $16.2 million in the first quarter of 2004.  This reduction was due to a $55.6 million loss on extinguishment of prior debt stemming from the Company’s refinancing done in the quarter.  Excluding this non-recurring charge, net income would have been $21.5 million for a $5.4 million or 33% increase over the first quarter of 2004.

Cash Flow:  Worldspan generated $25.1 million of cash from operations during the first quarter.  Cash from operations was $23.7 million in the first quarter of 2004.  Cash capital spending was $1.6 million in the first quarter of 2005, a decrease of $1.3 million from the $2.9 million cash capital spending a year ago.  The Company ended the quarter with a cash balance of $42.5 million.

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Global Transactions:  Worldspan’s global transaction volumes increased 3% in the first quarter of 2005 compared to the first quarter of 2004.  Transaction volumes by online agencies grew 13% year over year, while traditional travel agency volumes declined by 6% in the quarter.

Worldspan, L.P.

Condensed Consolidated Statements of Income

(unaudited, in thousands)

	Three months ended March 31,
	2005	2004	Change

Revenue:
Electronic travel distribution	$241,958	$232,539	4%
Information technology services	18,624	15,992	16%
Total revenue	$260,582	$248,531	5%

Operating expenses	225,590	221,140	2%
Operating profit	$34,992	$27,391	28%

Other (expense) income, net:
Interest expense, net	$(12,329)	$(10,695)	15%
Loss on extinguishment of debt	(55,597)	—	—
Other, net	(210)	(315)	(33)%

Income before income taxes	$(33,144)	$16,381	—

Income tax expense	918	229	—

Net (loss) income	$(34,062)	$16,152	—

Worldspan, L.P.

Transactions Summary

(in millions)

	First Quarter
	2005	2004	Change

Total Transactions	57.1	55.4	3%

Geographic:
North America	44.8	43.2	4%
Rest of World	12.2	12.3	(0)%

Channel:
Traditional	27.6	29.2	(6)%
Online	29.5	26.2	13%

Air / Non-Air:
Air	52.2	50.8	3%
Non-Air	4.9	4.6	5%

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Conference Call/Webcast

Worldspan will host a conference call discussing its first quarter 2005 results on Monday, May 16, 2005, at 11:00 a.m. EST, which will be Webcast on the Company’s Web site at http://www.worldspan.com on the investor relations tab.  Please note that a replay of the Earnings Conference Call Webcast will be available online for 10 days from the date of the call.

About Worldspan

Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide.  Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base.  Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products.  Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE.  Worldspan is headquartered in Atlanta, Georgia.  Additional information is available at worldspan.com.

Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; and other changes or events which impact the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Forms 10-Q, Forms 8-K and Form S-4.

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CONTACT: Kathy Falcone, 608 687-9712, email: kathyfalcone@centurytel.net